                                                              Rule 424(b)(3)
                                                              File No. 333-38545

Pricing Supplement No. 5                                   Dated: March 10, 1998
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 17, 1997)



U.S.$2,500,000,000

Heller Financial, Inc.

Medium-Term Notes, Series H

(Registered Notes-Fixed Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $175,000,000             Issue Price: 100%

Original Issue Date: March 13, 1998        Stated Maturity Date: April 13, 2000

Form: [X] Book-Entry [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
       (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
       (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
       (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [ ] Commercial Paper Rate [ ] LIBOR [ ] Treasury Rate
             [ ] Federal Funds Rate [ ] Prime Rate [X] Other: Fixed

Interest Reset N/A

Interest Payment Period Semi-Annual

Interest Reset Dates: (If other than as specified in the Prospectus Supplement:
N/A

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): October 13, 1998 there after the 13th of October and April, beginning October 13, 1998, up to and including the Stated Maturity Date.

Interest Determination Date(s): N/A.

                                                     Rule 424(b)(3)
                                                     File No. 333-38545

Pricing Supplement:  No. 5                           Dated March 10, 1998
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 17, 1997)


Initial Interest Rate:  6.14%

Index Maturity:  N/A

Day Count Convention:  30/360

Maximum Interest Rate:  N/A                          Minimum Interest Rate:  N/A

Spread (+/-):  N/A                                   Spread Multiplier:  N/A

Optional Redemption:  [_] Yes  [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be    % of the principal amount of the
     Note to be redeemed and shall decline at each anniversary of the Initial
     Redemption Date by    % of the principal amount to be redeemed until the
     Redemption Price is 100% of such principal amount.

Optional Repayment:  [_] Yes  [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note:  [_] Yes  [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent:  Heller Financial, Inc.
Exchange Rate Agent:  N/A
Recognized Foreign Exchange Dealers:  N/A
Discount or Commission:  .105%

Other Provisions:   a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 5
                        UNDER MTN-SERIES H PROGRAM:  $700,000,000
                    b)  CUSIP #42333HJM5

Agent:  ABN AMRO Chicago Corporation     Citibank Securities, Inc.     CS First Boston        JP Morgan
        1325 Avenue of the Americas      399 Park Avenue, 7th Fl.      11 Madison Ave         60 Wall Street
        New York, NY 10019-6026          New York, NY 10043            New York, NY 10010     New York, NY 10260

        Goldman, Sachs & Co.             Deutsche Morgan Grenfell      Merrill Lynch & Co.
        85 Broad Street, 27th Floor      31 West 52nd Street           250 Vesey Street
        New York, New York 10004         New York, NY 10019            New York, NY 10281